Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Enovis 401(k) Savings Plan Plus
Wilmington, Delaware

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-173883) of Enovis Corporation of our report dated June 28, 2024, relating to the financial statements and supplemental schedule of the Enovis 401(k) Savings Plan Plus which appear in this Form 11-K for the year ended December 31, 2023.

/s/ BDO USA, P.C.
Miami, Florida

June 28, 2024